Exhibit 5.1

STOEL RIVES LLP

600 University Street

Suite 3600

Seattle, Washington 98101-3197

September 15, 2003

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Re:	Post-Effective Amendment No. 1 to Form S-3 Registration Statement, Registration No. 333-102351

Ladies and Gentlemen:

This letter relates to:

•	Post-Effective Amendment No. 1 to Form S-3 Registration Statement, Registration No. 333-102351, filed by Dendreon Corporation, a Delaware corporation (the “Company”), on September 15, 2003 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares (the “Shares”) of common stock, par value $0.001 per share, of the Company having an aggregate value of $44,250,008, being registered for offer and sale by the Company from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules”), and

•	the sale of 363,265 shares of common stock (the “Transaction Shares”) to be issued in satisfaction of the Company’s obligation to pay accrued interest to the holder of its 5.5% convertible senior subordinated promissory notes, as described under the caption “Plan of Distribution” in the prospectus included in the Registration Statement and in the prospectus supplement forming part of the Registration Statement.

In connection with rendering the opinions set forth herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, and other instruments as in our judgment are necessary to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness, and authenticity of certificates of public officials; and the due authorization, execution, and delivery of all documents where authorization, execution, and delivery are prerequisites to the effectiveness of such documents.

Dendreon Corporation

September 15, 2003

For purposes of the opinion set forth in paragraph (1) below, we have assumed that (i) at the time of issuance and sale of any Shares, a sufficient number of shares of common stock will be authorized and reserved or available for issuance pursuant to that issuance and sale of Shares; (ii) the consideration to be received by the Company for the issuance and sale of such Shares is not, on a per share basis, less than the par value of the common stock and is the entire amount of the consideration for such Shares determined by the Company’s board of directors, including any appropriate committee appointed thereby; (iii) prior to any issuance and sale of Shares, the board of directors of the Company, or any appropriate committee appointed thereby, will duly authorize the terms of and the prices at which those Shares will be issued and sold; and (iv) the terms of the Shares being issued and sold and of their issuance and sale have been duly established in conformity with the operative certificate of incorporation and bylaws of the Company and the Delaware General Corporation Law so as not to violate any applicable law or the operative certificate of incorporation or bylaws of the Company and so as to comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1. The Shares have been duly authorized and, when issued, delivered, and paid for, will be validly issued, fully paid, and nonassessable by the Company; and

2. The Transaction Shares have been duly authorized and, when issued, delivered, and paid for, will be validly issued, fully paid, and nonassessable by the Company.

The opinions expressed herein are limited solely to the laws of the State of Delaware and the United States federal laws. We express no opinion other than expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinions expressed herein are opinions of legal matters and not factual matters. Our opinions are given as of the date hereof, and we undertake no obligation and hereby disclaim any obligation to advise of any change in law, facts or circumstances, occurring after the date hereof.

This letter is furnished solely for the benefit of the Company and may not be filed with or furnished to any person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and in the prospectus supplement forming part of the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act or the Rules.

Very truly yours,

/s/ Stoel Rives LLP